                                                                    Exhibit 99.1
[THE BUCKLE, INC. LOGO]                                         THE BUCKLE, INC.

                                              2407 W. 24th St. Kearney, NE 68845

                                            P.O. Box 1480 Kearney, NE 68848-1480

                                                             PHONE: 308-236-8491

                                                               FAX: 308-236-4493

FOR IMMEDIATE RELEASE:  October 12, 2005                    WEB:  www.buckle.com

CONTACT:        Karen B. Rhoads, Chief Financial Officer
                THE BUCKLE, INC.
                308/236-8491



THE BUCKLE, INC. SETS PROCEDURE FOR SELECTING PRESIDING NON-MANAGEMENT DIRECTOR


KEARNEY, NE, October 12, 2005 -- The Buckle, Inc. reported in its Proxy Statement for the annual meeting of stockholders held on June 2, 2005, that its independent Directors meet separately in executive session without employee Directors or representatives of management at each regularly scheduled quarterly meeting of the Board. However, the Company failed to indicate which Director presides at such meetings. Until the annual meeting of the Board of Directors of the Company held on June 2, 2005, both the Compensation Committee and the Audit Committee of the Company were comprised of all of the independent Directors, and only the independent Directors of the Company. William Orr, Chair of the Compensation Committee, and Bill Fairfield, Chair of the Audit Committee, presided at meetings of these Committees, which meetings also constituted executive sessions of the independent Directors.

As of June 2, 2005, all of the independent Directors do not serve on any one committee. It is expected that no one Director will preside at all executive sessions of the independent Directors. Rather each Director will preside on a rotating basis in alphabetical order starting with the meeting to be held on December 12, 2005 at which Director Robert E. Campbell will preside.

Shareholders may contact the independent non-employee Director, at the following address:

         Outside Directors
         The Buckle, Inc.
         P.O. Box 1480
         Kearney, Nebraska 68848

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 336 retail stores in 38 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

       News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com